UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

eDiets.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Company)

000-30559	56-0952883
(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

(Address of Principal Executive Offices) (Zip Code)

(954) 360-9022

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements

On August 31, 2007, eDiets.com, Inc. (the “Company”) executed a Senior Secured Note (the “Note”), Note and Warrant Purchase Agreement (the “Purchase Agreement”), Warrant for the Purchase of Shares of Common Stock (“Warrant”), Registration Rights Agreement, Security Agreement and Intellectual Property Security Agreement with Prides Capital Fund I, L.P. (“Prides Capital”), a major shareholder with two representatives on the Company’s board of directors. As part of the transaction, two of the Company’s wholly-owned subsidiaries issued a Subsidiary Guaranty (“Subsidiary Guaranty”) to Prides Capital. Pursuant to the Purchase Agreement, Prides Capital loaned the Company $10 million with interest accruing at the rate of 15% per annum and the Company issued to Prides Capital the Note due August 31, 2010 and the Warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The Company will use the proceeds from the sale of the Note to fund its business.

The Purchase Agreement provides that the Company shall pay to Prides Capital a transaction fee in the amount of $175,000, a ticking fee from August 14, 2007 to August 31, 2007 at the rate of 0.50% per annum, and Prides Capital’s reasonable out-of-pocket expenses not to exceed $25,000. The Purchase Agreement places certain limitations on the Company’s ability to enter into various transactions including, in aggregate, capital leases in excess of $2 million, other forms of indebtedness in excess of $250,000, and total investments in excess of $250,000.

The Note provides that interest shall accrue daily and is payable semi-annually commencing on March 1, 2008. Accrued interest may be paid in cash or, at the Company’s sole discretion, may be capitalized and added to the principal amount of the Note. On the maturity date of the Note, Prides Capital may convert all or any portion of the unpaid principal amount of the Note, in an amount not less than $100,000, into Common Stock of the Company.

The Warrant has a ten year expiration date, is exercisable beginning immediately and provides for a cashless “net” exercise under certain conditions with respect to up to 25% of the shares of common stock issuable upon exercise thereof. The Company has the option to change the expiration date of the Warrant in the event that the closing price per share of common stock is in excess of 150% of the exercise price for thirty (30) consecutive days as reflected on the Nasdaq exchange. Pursuant to the Registration Rights Agreement, the Company agrees to register the resale of the shares of common stock issuable upon exercise of the Warrant.

Pursuant to the terms of the Security Agreement and the Intellectual Property Security Agreement, the Company has granted to Prides Capital a security interest in all of the Company’s equipment, inventory, accounts, receivables, trademarks, copyrights, trade secrets, certain pledged equity, certain pledged debt, and certain pledged intellectual property.

The foregoing description of the Purchase Agreement, the Note, the Registration Rights Agreement, the Security Agreement, the Intellectual Property Security Agreement, the Subsidiary Guaranty and the Warrant (collectively, the “Agreements”) does not purport to be complete and is qualified in its entirety by reference to the Agreements, attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7 and incorporated herein by reference.

The Agreements are provided to give investors information regarding their respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Agreements were made only for purposes of those Agreements and as of specific dates, were solely for the benefit of the parties to those Agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these Agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 9.01	Exhibits

(c) Exhibits

10.1	Note and Warrant Purchase Agreement dated August 31, 2007 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P.

10.2	Senior Secured Note dated August 31, 2007.

10.3	Warrant for the Purchase of Common Stock dated August 31, 2007.

10.4	Registration Rights Agreement dated August 31, 2007 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P.

10.5	Security Agreement dated August 31, 2007 by and between eDiets.com Inc., eDiets, Inc., Nutrio.com, Inc. and Prides Capital Fund I, L.P.

10.6	Intellectual Property Security Agreement dated August 31, 2007 by and between eDiets.com Inc., eDiets, Inc., Nutrio.com, Inc. and Prides Capital Fund I, L.P.

10.7	Subsidiary Guaranty dated August 31, 2007.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Steve Rattner
Steve Rattner
President

Date: September 4, 2007

Exhibit Index

Exhibit No.	Description
10.1	Note and Warrant Purchase Agreement dated August 31, 2007 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P.

10.2	Senior Secured Note dated August 31, 2007.

10.3	Warrant for the Purchase of Common Stock dated August 31, 2007.

10.4	Registration Rights Agreement dated August 31, 2007 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P.

10.5	Security Agreement dated August 31, 2007 by and between eDiets.com Inc., eDiets, Inc., Nutrio.com, Inc. and Prides Capital Fund I, L.P.

10.6	Intellectual Property Security Agreement dated August 31, 2007 by and between eDiets.com Inc., eDiets, Inc., Nutrio.com, Inc. and Prides Capital Fund I, L.P.

10.7	Subsidiary Guaranty dated August 31, 2007.